EXHIBIT 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
844-403-2755	415-433-3777	916-403-2790
Investorrelations@pacificethanol.com		paulk@pacificethanol.com

Pacific Ethanol Reports Third Quarter 2014 Results

o	Net sales were $275.6 million, compared to $233.9 million in Q3'13
o	Record total gallons sold of 133.7 million, compared to 104.9 million in Q3’13
o	Net income was $3.7 million or $0.15 per diluted share
o	Adjusted net income was $8.1 million or $0.33 per diluted share
o	Adjusted EBITDA was $15.5 million, compared to $3.4 million in Q3'13
o	Cash at September 30, 2014 was $56.3 million, compared to $5.2 million at December 31, 2013

Sacramento, CA, October 29, 2014 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading producer and marketer of low-carbon renewable fuels in the Western United States, reported its financial results for the three- and nine-months ended September 30, 2014.

“We delivered solid financial results for the third quarter of 2014, supported by efficient operations and continued strong ethanol market fundamentals,” stated Neil Koehler, the company’s president and CEO. “Over the last twelve months, Pacific Ethanol generated adjusted EBITDA of $96.9 million. To sustain our profitable growth, we are implementing several capital expenditure projects to improve efficiencies, diversify feedstock and develop our advanced biofuel initiatives.”

Financial Results for the Three Months Ended September 30, 2014

Net sales were $275.6 million, an increase of 18%, compared to $233.9 million for the third quarter of 2013. The company’s increase in net sales is attributable to its record total gallons sold resulting from increases in both production and third party gallons.

Gross profit was $18.0 million, compared to $3.5 million for the third quarter of 2013. The improvement in gross profit was driven by significantly improved production margins and corn oil production.

Selling, general and administrative (“SG&A”) expenses were $4.4 million, compared to $2.5 million for the third quarter of 2013. The increase in SG&A is primarily due to an increase in compensation costs tied to the company’s continued profitable results and an increase in professional fees from higher corporate and plant activities.

Operating income was $13.6 million, compared to $1.0 million for the third quarter of 2013.

Fair value adjustments and warrant inducements were $4.4 million, including $1.5 million in warrant inducements in July 2014, as well as $2.9 million in adjustments for intra-quarter warrant exercises. As of October 29th, the company had less than one million warrants remaining outstanding.

Interest expense, net, was $1.1 million, compared to $4.5 million for the third quarter of 2013. This reduction is due to significantly lower debt balances in 2014.

Net income available to common stockholders was $3.7 million, or $0.15 per diluted share, compared to a net loss of $5.3 million, or a $0.40 loss per diluted share for the third quarter of 2013.

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Adjusted net income, which excludes fair value adjustments and warrant inducements and extinguishments of debt, was $8.1 million, or $0.33 per diluted share, compared to an adjusted net loss of $3.5 million, or a $0.26 loss per diluted share, for the third quarter of 2013.

Adjusted EBITDA was $15.5 million, compared to $3.4 million for the third quarter of 2013.

Cash at September 30, 2014 was $56.3 million, compared to $5.2 million at December 31, 2013.

Bryon McGregor, the company’s CFO, stated: “During the third quarter, we further strengthened our balance sheet and operating liquidity. Since December 31, 2013, we increased our cash balances by over $51.1 million. As a result, our working capital increased to approximately $93.3 million from $51.2 million at the end of 2013.”

Financial Results for the Nine Months Ended September 30, 2014

Net sales were $851.3 million, compared to $693.1 million in the same period of 2013.

Net income available to common stockholders was $7.8 million, or $0.35 per diluted share, compared to a net loss of $10.3 million, or a $0.91 loss per diluted share, in the same period of 2013.

Adjusted net income was $49.9 million, or $2.26 per diluted share, compared to an adjusted net loss of $10.0 million, or an $0.88 loss per diluted share, for the same period of 2013.

Adjusted EBITDA was $78.7 million, compared to $10.4 million for the same period of 2013.

Third Quarter 2014 Results Conference Call

Management will host a conference call at 8:00 a.m. PT/11:00 a.m. ET on October 30, 2014.

Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer, will deliver prepared remarks followed by a question and answer session. The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1-(970) 315-0267. The pass code will be 24909618#.

If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on Thursday, October 30, 2014 through 11:59 p.m. Eastern Time on Thursday, November 6, 2014. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 24909618#.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted Net Income (Loss) as unaudited earnings before fair value adjustments and warrant inducements and gain (loss) on extinguishments of debt. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Pacific Ethanol before interest, provision for income taxes, depreciation and amortization, fair value adjustments and warrant inducements and noncash gain (loss) on extinguishments of debt. Tables are provided at the end of this release that provide a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to their most directly comparable GAAP measures. Management provides these non-GAAP measures so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted Net Income (Loss) and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered alternatives to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted Net Income (Loss) and Adjusted EBITDA have limitations as analytical tools and you should not consider these measures in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

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About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is the leading producer and marketer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain ("WDG"), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 96% ownership interest in PE Op Co., the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. These operating facilities are located in Boardman, Oregon, Burley, Idaho, Stockton, California and Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol's subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol's managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as leading producer and marketer of low-carbon renewable fuels in the Western United States are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-Q filed with the Securities and Exchange Commission on August 14, 2014.

- Tables Follow -

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PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net sales	$275,573	$233,880	$851,260	$693,147
Cost of goods sold	257,587	230,357	761,153	681,813
Gross profit	17,986	3,523	90,107	11,334
Selling, general and administrative expenses	4,392	2,511	12,377	9,649
Income from operations	13,594	1,012	77,730	1,685
Fair value adjustments and warrant inducements	(4,378)	762	(39,737)	1,507
Interest expense, net	(1,133)	(4,530)	(8,370)	(11,983)
Loss on extinguishments of debt	–	(2,573)	(2,363)	(1,795)
Other expense, net	(172)	(106)	(734)	(321)
Income (loss) before provision for income taxes	7,911	(5,435)	26,526	(10,907)
Provision for income taxes	3,163	–	13,629	–
Consolidated net income (loss)	4,748	(5,435)	12,897	(10,907)
Net (income) loss attributed to noncontrolling interests	(723)	464	(4,126)	1,533
Net income (loss) attributed to Pacific Ethanol	$4,025	$(4,971)	$8,771	$(9,374)
Preferred stock dividends	$(319)	$(319)	$(946)	$(946)
Net income (loss) available to common stockholders	$3,706	$(5,290)	$7,825	$(10,320)
Net income (loss) per share, basic	$0.16	$(0.40)	$.040	$(0.91)
Net income (loss) per share, diluted	$0.15	$(0.40)	$0.35	$(0.91)
Weighted-average shares outstanding, basic	22,986	13,177	19,713	11,380
Weighted-average shares outstanding, diluted	24,307	13,177	22,073	11,380

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	September 30,	December 31,
ASSETS	2014	2013
Current Assets:
Cash and cash equivalents	$56,256	$5,151
Accounts receivable, net	30,474	35,296
Inventories	20,263	23,386
Prepaid inventory	10,581	12,315
Other current assets	2,197	3,229
Total current assets	119,771	79,377
Property and equipment, net	155,771	155,194
Other Assets:
Intangible assets, net	2,904	3,260
Other assets	1,686	3,218
Total other assets	4,590	6,478
Total Assets	$280,132	$241,049

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	September 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2014	2013
Current Liabilities:
Accounts payable – trade	$12,338	$11,071
Accrued liabilities	8,346	5,851
Current portion – capital leases	4,961	4,830
Current portion – long-term debt due to a related party	–	750
Other current liabilities	806	5,714
Total current liabilities	26,451	28,216

Long-term debt, net of current portion	30,475	98,408
Accrued preferred dividends	2,194	3,657
Capital leases, net of current portion	2,277	6,041
Warrant liabilities at fair value	4,793	8,215
Other liabilities	1,759	1,611
Total Liabilities	67,949	146,148

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of September 30, 2014 and December 31, 2013 Series B: 927 shares issued and outstanding as of September 30, 2014 and December 31, 2013	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 24,329 and 16,127 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	24	16
Additional paid-in capital	732,801	621,557
Accumulated deficit	(524,531)	(532,356)
Total Pacific Ethanol, Inc. Stockholders’ Equity	208,295	89,218
Noncontrolling interests	3,888	5,683
Total Stockholders’ Equity	212,183	94,901
Total Liabilities and Stockholders’ Equity	$280,132	$241,049

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Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands) (unaudited)	2014	2013	2014	2013
Net income (loss) attributed to common shareholders	$3,706	$(5,290)	$7,825	$(10,320)
Adjustments:
Fair value adjustments and warrant inducements	4,378	(762)	39,737	(1,507)
Extinguishments of debt	–	2,573	2,363	1,795
Total adjustments	4,378	1,811	42,100	288
Adjusted net income (loss)	$8,084	$(3,479)	$49,925	$(10,032)

Adjusted net income (loss) per share - diluted	$0.33	$(0.26)	$2.26	$(0.88)

Weighted-average shares outstanding, diluted	24,307	13,177	22,073	11,380

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands) (unaudited)	2014	2013	2014	2013
Net income (loss) attributed to Pacific Ethanol	$4,025	$(4,971)	$8,771	$(9,374)
Adjustments:
Interest expense*	928	3,997	7,523	10,122
Provision for income taxes*	3,007	–	13,473	–
Extinguishments of debt – noncash	–	2,573	–	3,610
Fair value adjustments	4,378	(762)	39,737	(1,507)
Depreciation and amortization expense*	3,116	2,608	9,168	7,523
Total adjustments	11,429	8,416	69,901	19,748
Adjusted EBITDA	$15,454	$3,445	$78,672	$10,374

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* Adjusted for noncontrolling interests.

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Commodity Price Performance

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited)	2014	2013	2014	2013
Ethanol production gallons sold (in millions)	46.8	37.1	133.1	109.2
Ethanol third party gallons sold (in millions)	86.9	67.8	245.5	197.7
Total ethanol gallons sold (in millions)	133.7	104.9	378.6	306.9

Ethanol average sales price per gallon	$2.32	$2.62	$2.59	$2.67
Average CBOT ethanol price per gallon	$2.02	$2.23	$2.16	$2.39

Corn cost – CBOT equivalent	$3.88	$5.02	$4.40	$6.22
Average basis	$1.27	$2.42	$1.22	$1.68
Delivered corn cost	$5.15	$7.44	$5.62	$7.90

Total co-product tons sold (in thousands)	385.0	335.9	1,100.8	974.1
Co-product return % (1)	30.8%	28.6%	33.9%	28.1%

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  (1) Co-product revenue as a percentage of delivered cost of corn.

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